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                                                                      EXHIBIT 12

                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                       (Millions of Dollars Except Ratios)

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

                                                                                    Year Ended December 31
                                                                      -------------------------------------------------
                                                                       1994       1993      1992        1991      1990
                                                                      ------     ------    ------      ------    ------
Net Earnings . . . . . . . . . . . . . . . . . . . . . . . .          $1,517     $1,399    $1,239      $1,089    $  966

Add (deduct):
     Income taxes. . . . . . . . . . . . . . . . . . . . . .             650        544       500         456       385
     Capitalized interest cost, net
          of amortization. . . . . . . . . . . . . . . . . .              (7)        (6)      (14)        (10)       (3)
     Equity in earnings of 20%-49% owned
          companies, less dividends received . . . . . . . .             ...         (1)      ...          (9)       (4)
     Minority interest . . . . . . . . . . . . . . . . . . .              12         13         7           3        (1)
                                                                      ------     ------    ------      ------    ------

     Net earnings as adjusted. . . . . . . . . . . . . . . .          $2,172     $1,949    $1,732      $1,529    $1,343
                                                                      ------     ------    ------      ------    ------


Fixed Charges:
     Interest on long-term and
          short-term debt. . . . . . . . . . . . . . . . . .          $   50     $   54    $   53      $   64    $   91
     Capitalized interest cost . . . . . . . . . . . . . . .              18         16        24          18        10
     Rental expense representative
          of an interest factor. . . . . . . . . . . . . . .              26         26        25          20        20
                                                                      ------     ------    ------      ------    ------

Total Fixed Charges. . . . . . . . . . . . . . . . . . . . .              94         96       102         102       121
                                                                      ------     ------    ------      ------    ------

Total adjusted earnings available for
     payment of fixed charges. . . . . . . . . . . . . . . .          $2,266     $2,045    $1,834      $1,631    $1,464
                                                                      ------     ------    ------      ------    ------
                                                                      ------     ------    ------      ------    ------

Ratio of earnings to fixed charges . . . . . . . . . . . . .            24.1       21.3      18.0        16.0      12.1
                                                                      ------     ------    ------      ------    ------
                                                                      ------     ------    ------      ------    ------


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NOTE:     For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.